Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the related notes and our audited consolidated financial statements. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons.
Overview of Our Business
Our mission is to democratize private aviation by delivering innovative, accessible, travel through cutting edge and simple-to-use proprietary technology and mobile applications. We have become a recognized market leader and are redefining private flying by leveraging our unique digital platform. We connect flyers to private aircraft, and to one another, creating memorable lifestyle experiences.
We have a diversified and evolving business model generating revenue through flights, membership fees, management of aircraft, and other services. We operate under one reportable segment, which is private aviation services.
Flight revenue includes both retail and wholesale charter. Wheels Up has one of the largest and most diverse mix of available aircraft in the industry. We have over 180 aircraft in our owned and leased fleet that includes Turboprops, Light, Midsize, Super-Midsize and Large-Cabin jets, more than half of which are Wheels Up branded aircraft. As of June 30, 2021, we also have a managed fleet across all cabin classes of approximately 165 aircraft and an extensive network of third-party operators available in our program fleet from whom we can access over 1,200 additional safety vetted and verified partner aircraft.
Members pay a fixed quoted amount for flights plus certain incidental or additional costs, if applicable. The quoted amount can be based on a contractual capped hourly rate or dynamically priced based on a number of variables at time of booking. Wholesale customers, such as charter flight brokers and third-party operators, primarily pay a fixed rate for flights. Members are also able to purchase Prepaid Blocks, which are dollar-denominated credits that can be applied to future costs incurred by members, including annual dues, flight services, and other incidental costs such as catering and ground transportation. Prepaid Block sales allow us to have a certain amount of revenue visibility into future flight and travel demand. Members who elect not to purchase a Prepaid Block “pay as they fly” by paying for their flights at the time of booking or after their flights.
Membership revenue is generated from initiation and annual renewal fees across three different annual subscription tiers — Connect, Core and Business — each of which is designed to provide the varying services required across a range of existing and potential private flyers. Core membership is ideal for the more frequent individual private flyer who wants guaranteed availability and pricing, high-touch account management, capped rates and values ultimate convenience and flexibility. The Business membership is best suited for companies of any size that want a broader group of individuals in their organization to be able to book and fly, while also requiring maximum flexibility to meet their business needs. Our Business customers include companies that fully-outsource their private travel solution to Wheels Up, including but not necessarily managing their privately- owned aircraft, and those that use Wheels Up to serve or supplement their in-house flight desks. We have offered Core and Business memberships with guaranteed aircraft availability and fixed rate pricing since our inception. During 2019, we launched Connect, our introductory membership tier. The Connect membership offers variable rate pricing on a per trip basis and is designed for the consumer with less frequent flight needs or who has more flexibility in their schedule or does not seek capped rate pricing. All membership options provide access through the Wheels Up App to on-demand charter flights, dynamic pricing, a variety of Shared Flights, empty-leg Hot Flights, Shuttles, and The Community, an online platform of members-only forums to facilitate flight sharing, enabling members to reduce their cost of flying private.
We have recently added a non-membership offering to tap into a larger addressable market and expand flyer participation in our marketplace. Non-member customers now have access to a full-scale marketplace of private aircraft through the Wheels Up App where they can view the real-time dynamic pricing for available aircraft classes, making it possible to instantaneously search, book and fly. These flyers are not required to purchase a membership but may pay additional transaction fees not applicable to members and do not receive membership benefits. In addition, non-member flyers do not have aircraft availability guarantees as do members and flights are priced dynamically at rates that are not capped.
In our aircraft management business, we manage aircraft for owners in exchange for a recurring contractual fee. Under the terms of many of our management agreements, in addition to owners utilizing their own aircraft, the managed aircraft may be used by us to fulfill member and non-member flights on a revenue sharing arrangement with the owner. Revenue associated with the management of aircraft also includes the recovery of owner incurred expenses as well as recharging of certain incurred aircraft operating costs.
In addition, we earn other revenue from fixed-base operator ("FBO") and maintenance, repair and overhaul ("MRO") ground services, flight management software subscriptions, sponsorship and partnership fees, and aircraft sales.
Recent Developments
Completion of the Business Combination
On July 13, 2021, we completed the Business Combination. We received approximately $656.1 million in gross proceeds in connection with the transaction.
Payoff of Credit Facilities and Promissory Notes
Shortly following the Closing, we repaid the entire outstanding principal of the Credit Facilities and Promissory Notes, together with all accrued and unpaid interest.
Acquisitions
Mountain Aviation, LLC
On January 5, 2021, we acquired all the outstanding equity of Mountain Aviation, LLC ("Mountain Aviation") for 8,620,690 common interests in Wheels Up and $10.0 million in cash. In addition, there is a potential incremental cash earn-out of up to $15.0 million based on achieving certain financial performance metrics related to certain special missions, which would be payable in the second quarter of 2023 to the extent achieved. Mountain Aviation adds to our Super-Midsize jet fleet and operations, provides full-service in-house maintenance capabilities, expands our presence in the Western U.S. and enhances our on-demand transcontinental charter flight capabilities.
Business Impact of COVID-19
On March 11, 2020, the World Health Organization officially declared COVID-19 a pandemic. The unprecedented and rapid spread of COVID-19 led to economic and business uncertainties resulting from governmental restrictions on air travel, cancellation of large public events, businesses suspending in-person meetings and the closure of popular tourist destinations. The future effects of COVID-19 on our business, financial condition and results of operations are still uncertain and will depend on a number of factors outside of our control.
For the foreseeable future, we plan to continue the Wheels Up Safe Passage™ program introduced in response to the outbreak of COVID-19. During the year ended December 31, 2020, we incurred $1.2 million of costs for COVID-19 health and safety response initiatives and have forecasted a similar level of expense on a go-forward basis. We have not had and do not expect any material COVID-19 related contingencies, impairments, concessions, credit losses or other expenses in future periods.
Moving forward, we believe the COVID-19 global pandemic has led to a shift in consumer prioritization of wellness and safety, with private aviation viewed increasingly by those in the addressable market as a health-conscious decision rather than a discretionary luxury. We believe this will translate into an increase in flight demand over time. We have not experienced and do not currently anticipate any material resource constraints that would impact our ability to provide our services in the event of such an increase in demand.

Non-GAAP Financial Measures
In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.
These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Wheels Up. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Wheels Up’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest income (expense), (ii) depreciation and amortization, (iii) equity-based compensation expense, (iv) acquisition and integration related expenses, (v) public company readiness related expenses and (vi) other items not indicative of our ongoing operating performance, including the CARES Act grant and COVID-19 response initiatives for 2020. We include Adjusted EBITDA as a supplemental measure for assessing operating performance and for the following:
•Used in conjunction with bonus program target achievement determinations, strategic internal planning, annual budgeting, allocating resources and making operating decisions; and,
•Provides useful information for historical period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and variable amounts.
The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(28,954)	$(27,366)	$(61,167)	$(71,837)
Add back (deduct)
Interest expense	4,164	6,102	8,721	12,512
Interest income	(6)	(50)	(18)	(467)
Depreciation and amortization	13,482	15,273	27,313	29,467
Equity-based compensation expense	1,349	772	2,762	1,356
Public company readiness expense(1)	370	44	843	202
Acquisition and integration expense(2)	1,116	1,127	4,374	7,318
CARES Act grant recognition	—	(13,277)	—	(13,277)
COVID-19 response initiatives(3)	—	450	—	450
Corporate headquarters relocation expense(4)	—	894	31	1,191
Adjusted EBITDA	$(8,479)	$(16,031)	$(17,141)	$(33,085)
__________________
(1)Includes costs primarily associated with compliance, updated systems and consulting in advance of transitioning to a public company.
(2)Consists mainly of system conversions, merging of operating certificates, re-branding costs and fees paid to external advisors in connection with strategic transactions.
(3)Includes expenses for the development of enhanced cleaning and operation protocols for our Safe Passage™ program due to COVID-19.
(4)Represents expenditures related to the build out and move to our new corporate headquarters in New York.

Contribution and Contribution Margin
We define Contribution as revenue less cost of revenue. Contribution Margin is calculated by dividing contribution by total revenue. We include Contribution and Contribution Margin as supplemental measures for assessing operating performance and for the following:
•Used to understand our ability to achieve profitability over time through scale and leveraging costs; and,
•Provides useful information for historical period-to-period comparisons of our business and to identify trends.
The following table reconciles Contribution to gross profit (loss), which is the most directly comparable GAAP measure (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$285,580	$134,331	$547,237	$290,427
Less: Cost of revenue	(255,188)	(127,336)	(489,695)	(275,294)
Less: Depreciation and amortization	(13,482)	(15,273)	(27,313)	(29,467)
Gross profit (loss)	16,910	(8,278)	30,229	(14,334)
Gross margin	5.9%	(6.2)%	5.5%	(4.9)%
Add back:
Depreciation and amortization	13,482	15,273	27,313	29,467
Contribution	$30,392	$6,995	57,542	$15,133
Contribution margin	10.6%	5.2%	10.5%	5.2%
Key Operating Metrics
In addition to financial measures, we regularly review certain key operating metrics to evaluate our business, determine the allocation of resources and make decisions regarding business strategies. We believe that these metrics can be useful for understanding the underlying trends in our business.
The following table summarizes our key operating metrics:

	As of June 30,
	2021	2020	% Change
Active Members	10,515	7,172	47%

	Three Months Ended June 30,
	2021	2020	% Change
Active Users	11,281	8,890	27%

Live Flight Legs	18,234	7,404	146%
Active Members
We define Active Members as the number of Connect, Core and Business membership accounts that generated membership revenue in a given period and are active as of the end of the reporting period. We use Active Members to assess the adoption of our premium offerings which is a key factor in our penetration of the market in which we operate and a key driver of membership and flight revenue.

Active Users
We define Active Users as Active Members and legacy Wheels Up Private Jets LLC ("WUPJ") jet card holders as of the reporting date plus unique non-member consumers who completed a revenue generating flight at least once in a given period and excluding wholesale flight activity. While a unique consumer can complete multiple revenue generating flights on our platform in a given period, that unique user is counted as only one Active User. We use Active Users to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the market in which we operate and our growth in revenue.
Live Flight Legs
We define Live Flight Legs as the number of completed one-way revenue generating flight legs in a given period. The metric excludes empty repositioning legs and owner legs related to aircraft under management. We believe Live Flight Legs are a useful metric to measure the scale and usage of our platform, and our growth in flight revenue.
Component of Results of Our Operations
The key components of our results of operations include:
Revenue
Revenue is derived from flight, membership, aircraft management, and other services.
Flight revenue consists of retail, wholesale and special mission flights. Members can either pay as they fly or prepay for flights when they purchase a Prepaid Block.
Membership revenue is comprised of a one-time initiation fee paid at the commencement of a membership and recurring annual dues. In the first year of membership, a portion of the initiation fee is applied to annual dues. The remainder of the initiation fee, less any flight credits, is deferred and recognized on a straight-line basis over the estimated duration of the customer relationship period, which is currently estimated to be three years. Members are charged recurring annual dues to maintain their membership. Revenue related to the annual dues are deferred and recognized on a straight-line basis over the related contractual period. If a member qualifies to earn Delta miles in the SkyMiles Program as part of their membership, then a portion of the membership fee is allocated at contract inception.
Aircraft management revenue consists of contractual monthly management fees charged to aircraft owners, recovery of owner incurred expenses including maintenance coordination, cabin crew and pilots, and recharging of certain incurred aircraft operating costs such as maintenance, fuel, landing fees and parking. We pass recovery and recharge amounts back to owners at either cost or at a predetermined margin.
Other revenue primarily consists of (i) ground services derived from aircraft customers that use our FBO and MRO facilities, and (ii) flight-related services. In addition, other revenue includes subscription fees from third-party operators for access to the Avianis flight software, fees we may receive from third-party sponsorships and partnerships, and whole aircraft sales.
Costs and Expenses
Costs and expenses, consist of the following components:
Cost of Revenue
Cost of revenue primarily consists of direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance and third-party flight costs. Cost of revenue also consists of compensation expenses, including equity-based compensation and related benefits for employees that directly facilitate flight operations. In addition, cost of revenue includes aircraft owner expenses incurred such as maintenance coordination, cabin crew and pilots, and certain aircraft operating costs such as maintenance, fuel, landing fees and parking.
Other Operating Expenses
Technology and Development
Technology and development expense primarily consists of compensation expenses for engineering, product development and design employees, including equity-based compensation, expenses associated with ongoing improvements to, and maintenance of, our platform offerings and other technology. Technology and development expense also includes software expenses and technology consulting fees.
Sales and Marketing
Sales and marketing expense primarily consists of compensation expenses in support of sales and marketing such as commissions, salaries, equity-based compensation and related benefits. Sales and marketing expense also includes expenses associated with advertising, promotions of our services, member experience, account management and brand-building.
General and Administrative
General and administrative expense primarily consists of compensation expenses, including equity-based compensation and related benefits for our executive, finance, human resources, legal and other personnel performing administrative functions. General and administrative expense also includes corporate office rent expense, third-party professional fees, acquisition and integration related expenses, public company readiness expenses and any other cost or expense incurred not deemed to be related to cost of revenue, sales and marketing expense or technology and development expense.
Depreciation and Amortization
Depreciation and amortization expense primarily consists of depreciation of capitalized aircraft. Depreciation and amortization expense also includes amortization of capitalized software development costs and acquired finite-lived intangible assets. We allocate overhead such as facility costs and telecommunications charges, based on department headcount, as we believe this to be the most accurate measure. As a result, a portion of general overhead expenses are reflected in each operating expense category.
Interest Income
Interest income primarily consists of interest earned on cash equivalents in money market funds and investments in commercial paper.
Interest Expense
Interest expense primarily consists of interest paid or payable and the amortization of debt discounts and deferred financing costs on our credit facilities.

Results of Our Operations for the Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020
The following table sets forth our results of operations for the three months ended June 30, 2021 and 2020 (in thousands, except percentages):

	Three Months Ended June 30,		Change in
	2021	2020	$	%
Revenue	$285,580	$134,331	$151,249	113%

Costs and expenses:
Cost of revenue	255,188	127,336	127,852	100%
Technology and development	8,025	4,449	3,576	80%
Sales and marketing	17,895	11,587	6,308	54%
General and administrative	15,786	10,277	5,509	54%
Depreciation and amortization	13,482	15,273	(1,791)	(12)%
CARES Act grant	—	(13,277)	13,277	100%
Total cost and expenses	310,376	155,645	154,731	99%

Loss from operations	(24,796)	(21,314)	(3,482)	(16)%

Other income (expense):
Interest income	6	50	(44)	(88)%
Interest expense	(4,164)	(6,102)	1,938	32%

Net loss	$(28,954)	$(27,366)	$(1,588)	(6)%
Revenue
Revenue increased by $151.2 million, or 113%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in revenue was primarily attributable to the following changes in flight revenue, membership revenue, aircraft management revenue and other revenue (in thousands, except percentages):

	Three Months Ended June 30,		Change in
	2021	2020	$	%
Flight	$212,660	$83,655	$129,005	154%
Membership	16,188	13,123	3,065	23%
Aircraft management	49,955	34,226	15,729	46%
Other	6,777	3,327	3,450	104%
Total	$285,580	$134,331	$151,249	113%
Flight revenue growth was primarily driven by a 146% increase in Live Flight Legs, which resulted in $122.4 million of growth, and a 3% increase in revenue per Live Flight Leg, which drove $6.6 million of year over year improvement. The increase in Live Flight Legs was primarily attributable to an increase in flying by Active Members, the impact of COVID-19 on 2020 results and the acquisition of Mountain Aviation.
Growth in membership revenue was driven entirely by a 47% increase in Active Members but was impacted by an increased mix of Connect members, which are at a lower price point, and the conversion of legacy WUPJ Jet Cards to Core members at promotional rates.

The increase in aircraft management revenue was primarily attributable to an increase in our recovery of owner and rechargeable costs related to operating aircraft under management, both of which stem from increased flight activity. The increase in other revenue was primarily attributable to an increase in ground and catering services, both of which increased due to an increase in Live Flight Legs.
Cost of Revenue
Cost of revenue increased by $127.9 million, or 100%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in cost of revenue is primarily attributable to increased Live Flight Legs and cost of revenue associated with aircraft management, which is in line with the increase in revenue.
Contribution Margin increased 540 basis points for the three months ended June 30, 2021 compared to the three months ended June 30, 2020, largely due to improvement in Live Flight Legs as COVID-19 significantly impacted our operations for the three months ended June 30, 2020. See“— Non-GAAP Financial Measures” above for a definition of Contribution Margin, information regarding our use of Contribution Margin and a reconciliation of gross margin to Contribution Margin.
Other Operating Expenses
Technology and Development
Technology and development expenses increased by $3.6 million, or 80%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in technology and development expenses was primarily attributable to an increase of $2.8 million in employee compensation costs, which was partially offset by an increase in capitalized costs related to the development of internal use software of $0.7 million. Third-party consultant fees also increased $1.2 million, which was offset by a $0.9 million increase in capitalized costs related to internal use software. Additionally, equipment and enterprise software expense increased by $0.5 million and $0.7 million, respectively.
Sales and Marketing
Sales and marketing expenses increased by $6.3 million, or 54%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in sales and marketing was primarily attributable to a $0.5 million increase in sales commissions from growth in memberships and flight revenue. In addition, headcount and related compensation costs increased $3.3 million. For the three months ended June 30, 2020, we took certain cost saving measures to reduce headcount and related compensation costs, consistent with applicable CARES Act limitations, which returned to normal levels for the three months ended June 30, 2021. Additionally, expenses related to in-person Wheels Down events increased $0.8 million as we resumed holding events for our members after COVID-19 restrictions were lifted. Lastly, advertising expense increased $1.7 million as we had reduced advertising spending during the three months ended June 30, 2020 as part of cost cutting measures to offset the impact of COVID-19.
General and Administrative
General and administrative expenses increased by $5.5 million, or 54%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in general and administrative expenses was primarily attributable to a $5.5 million increase in personnel expenses, including equity-based compensation. For the three months ended June 30, 2020, we took certain cost saving measures to reduce headcount and related compensation costs, consistent with applicable CARES Act limitations, which returned to normal levels for the three months ended June 30, 2021.
Depreciation and Amortization
Depreciation and amortization expenses decreased by $1.8 million, or 12%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The decrease in depreciation and amortization expense was primarily attributable to a $2.3 million decrease in depreciation expense for our owned aircraft as certain aircraft became fully depreciable subsequent to June 30, 2020. The decrease was partially offset by a $0.5 million increase in amortization of software development costs.
CARES Act grant
Reflects government assistance received under the Payroll Support Program as directed by the CARES Act. During 2020, as a result of the negative impact of COVID-19, we were awarded a total grant of $76.4 million from the Treasury to support ongoing operations through payroll funding.
Interest Income
Interest income decreased by $44 thousand, or 88%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. This decrease in interest income was primarily attributable to our depositing cash into money market funds during the period and not to investments in commercial paper that have a higher rate of interest.
Interest Expense
Interest expense decreased by $1.9 million, or 32%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The decrease in interest expense was primarily attributable to a reduction in principal outstanding on our credit facilities due to scheduled payments of $16.8 million, which resulted in a $1.5 million decrease, and a reduction in the comparative average LIBOR rate on our variable rate credit facilities that resulted in an additional $0.4 million decrease.
Results of Our Operations for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020
The following table sets forth our results of operations for the six months ended June 30, 2021 and 2020 (in thousands, except percentages):

	Six Months Ended June 30,		Change in
	2021	2020	$	%
Revenue	$547,237	$290,427	$256,810	88%

Costs and expenses:
Cost of revenue	489,695	275,294	214,401	78%
Technology and development	15,049	9,301	5,748	62%
Sales and marketing	33,689	25,238	8,451	33%
General and administrative	33,955	24,196	9,759	40%
Depreciation and amortization	27,313	29,467	(2,154)	(7)%
CARES Act grant	—	(13,277)	13,277	100%
Total cost and expenses	599,701	350,219	249,482	71%

Loss from operations	(52,464)	(59,792)	7,328	12%

Other income (expense):
Interest income	18	467	(449)	(96)%
Interest expense	(8,721)	(12,512)	3,791	30%

Net loss	$(61,167)	$(71,837)	$10,670	15%

Revenue
Revenue increased by $256.8 million, or 88%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in revenue was primarily attributable to the following changes in flight revenue, membership revenue, aircraft management revenue and other revenue (in thousands, except percentages):

	Six Months Ended June 30,		Change in
	2021	2020	$	%
Flight	$403,134	$203,291	$199,843	98%
Membership	31,162	26,442	4,720	18%
Aircraft management	100,835	55,014	45,821	83%
Other	12,106	5,680	6,426	113%
Total	$547,237	$290,427	$256,810	88%
Flight revenue growth was primarily driven by a 75% increase in Live Flight Legs, which resulted in $152.0 million of growth, and a 13% increase in revenue per Live Flight Leg, which drove $47.8 million of year over year improvement. The increase in Live Flight Legs was primarily attributable to an increase in flying by Active Members, the impact of COVID-19 on 2020 results and the acquisition of Mountain Aviation.
Growth in membership revenue was driven entirely by a 47% increase in Active Members but was impacted by an increased mix of Connect members, which are at a lower price point, and the conversion of legacy WUPJ Jet Cards to Core members at promotional rates.
The increase in aircraft management revenue was primarily attributable to our acquisitions of WUPJ on January 17, 2020 and Gama on March 2, 2020. As such, the results of WUPJ and Gama were only included for a portion of the six months ended June 30, 2020. The increase in other revenue was primarily attributable to an increase in ground and catering services, both of which increased due to an increase in Live Flight Legs
Cost of Revenue
Cost of revenue increased by $214.4 million, or 78%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in cost of revenue is primarily attributable to an increase in Live Flight Legs and cost of revenue associated with aircraft management, which is in line with the increase in revenue.
Contribution Margin increased 530 basis points for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, largely due to improvement in controlled fleet fulfillment. Contribution margin was also impacted by the integration of the Travel Management Company, LLC and WUPJ operating certificates, which resulted in a $3.0 million reduction in Contribution due to lower aircraft availability. See“— Non-GAAP Financial Measures” above for a definition of Contribution Margin, information regarding our use of Contribution Margin and a reconciliation of gross margin to Contribution Margin.
Other Operating Expenses
Technology and Development
Technology and development expenses increased by $5.7 million, or 62%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in technology and development expenses was primarily attributable to an increase of $4.4 million in employee compensation costs, which was partially offset by an increase in capitalized costs related to the development of internal use software of $1.4 million. Third-party consultant fees also increased $2.2 million, which was offset by a $1.3 million increase in capitalized costs related to internal use software. Additionally, equipment and enterprise software expense increased by $0.7 million and $1.1 million, respectively, related to an increase in headcount stemming from our acquisitions.

Sales and Marketing
Sales and marketing expenses increased by $8.5 million, or 33%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in sales and marketing was primarily attributable to a $2.0 million increase in sales commissions from growth in memberships and flight revenue. In addition, headcount and related compensation and allocable costs increased $6.4 million as a result of our acquisition of Mountain Aviation on January 5, 2021, as well as WUPJ and Gama that were included in our consolidated results for the full six months ended June 30, 2021 as opposed to only a portion of the six months ended June 30, 2020. Additionally, advertising expense increased $1.6 million. These costs were partially offset by a $1.5 million decrease in Wheels Down event spending due to COVID-19 restrictions.
General and Administrative
General and administrative expenses increased by $9.8 million, or 40%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in general and administrative expenses was primarily attributable to a $10.8 million increase in personnel expenses, including equity-based compensation, due to headcount growth as a result of our acquisitions. Additionally, office related costs increased $0.2 million. The increase was partially offset by a $1.2 million decrease in third-party professional fees, including services associated with acquisitions.
Depreciation and Amortization
Depreciation and amortization expenses decreased by $2.2 million, or 7%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease in depreciation and amortization expenses was primarily attributable to a $4.3 million decrease in depreciation expense for our owned aircraft as certain aircraft became fully depreciable subsequent to June 30, 2020. The decrease was partially offset by increases in amortization of software development costs, intangible assets and other fixed assets of $0.9 million, $1.1 million and $0.1 million, respectively.
Interest Income
Interest income decreased by $0.4 million, or 96%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease in interest income was primarily attributable to our depositing cash into money market funds during the period and not to investments in commercial paper that have a higher rate of interest.
Interest Expense
Interest expense decreased by $3.8 million, or 30%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease in interest expense was primarily attributable to a reduction in principal outstanding on our credit facilities due to scheduled payments of $29.3 million, which resulted in a $2.9 million decrease, and a reduction in the comparative average LIBOR rate on our variable rate credit facilities that resulted in an additional $0.9 million decrease.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of preferred interests and borrowings under our credit facilities, and operating activities, primarily from the increase in deferred revenue associated with Prepaid Blocks. As of June 30, 2021, we had $160.6 million of cash and cash equivalents, which were primarily invested in money market funds, $12.1 million of restricted cash and no amounts available for future borrowings under our credit facilities. We believe our cash and cash equivalents on hand, plus proceeds received from the Business Combination, will be sufficient to meet our projected working capital and capital expenditure requirements for at least the next 12 months.

Cash Flows
The following table summarizes our cash flows for the six months ended June 30, 2021, and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(118,911)	$(9,363)
Net cash (used in) provided by investing activities	$(2,668)	$91,923
Net cash used in financing activities	$(30,574)	$(19,537)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(152,153)	$63,023
Cash Flow from Operating Activities
Net cash used in operating activities for the six months ended June 30, 2021 was $118.9 million. In 2021, the cash outflow from operating activities consisted of our net loss, net of non-cash items of $30.0 million and a decrease in net operating assets and liabilities, primarily as a result of a $89.0 million decrease in deferred revenue attributable to a significant increase in Live Flight Legs. In addition, during the six months ended June 30, 2021, we sold $184.9 million of Prepaid Blocks compared to $154.3 million for the six months ended June 30, 2020. The increase in Prepaid Block purchases was primarily attributable to the growth of Active Members.
Net cash used in operating activities for the six months ended June 30, 2020 was $9.4 million. In 2020, the cash outflow from operating activities consisted of our net loss, net of non-cash items of $40.1 million and an increase in net operating assets and liabilities, primarily as a result of a $30.5 million decrease in accrued expenses. The decrease was partially offset by a $27.3 million decrease in accounts receivable.
Cash Flow from Investing Activities
Net cash used in investing activities for the six months ended June 30, 2021 was $2.7 million. In 2021, the cash outflow from investing activities was primarily attributable to $10.5 million for capital expenditures, including $5.7 million of software development costs.
Net cash provided by investing activities for the six months ended June 30, 2020 was $91.9 million. In 2020, the cash inflow from investing activities was primarily attributable to $98.1 million from the acquisitions of WUPJ and Gama, including cash acquired. In addition, we used $6.2 million for capital expenditures, including $3.0 million of software development costs.
Cash Flow from Financing Activities
Net cash used in financing activities for six months ended June 30, 2021 was $30.6 million. In 2021, the cash outflow from financing activities was primarily attributable to $29.3 million for repayments of our credit facilities and $1.4 million of payments made towards deferred offering costs.
Net cash used in financing activities for the six months ended June 30, 2020 was $19.5 million. In 2020, the cash outflow from financing activities was primarily attributable to $20.2 million for repayments of our credit facilities offset by proceeds of $0.8 million.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, promissory notes and operating leases for certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars. Our obligations under our credit facilities and the promissory notes are described in Note 9 “Long-Term Debt” and for further information on our leases see Note 11 “Leases” of the accompanying condensed consolidated financial statements.

Critical Accounting Policies and Estimates
For further information on our critical accounting policies and estimates, see the disclosures related to the audited consolidated financial statements included in the proxy statement/prospectus for the year ended December 31, 2020.
Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying condensed consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.
As of June 30, 2021, we had $157.9 million of variable rate debt including current maturities. A hypothetical 100-basis points increase in market interest rates would have resulted in approximately $0.1 million and $0.2 million of additional interest expense in our consolidated results of operations for the three and six months ended June 30, 2021, respectively.
On July 21, 2021, we repaid all of the outstanding principal of our long-term debt, together with all accrued and unpaid interest, in connection with proceeds received from the Business Combination.
Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the three and six months ended June 30, 2021 represented 16% and 15%, respectively, of our total cost of revenue and includes the recharge of fuel costs to our aircraft management customers. Based on our 2021 fuel consumption, a hypothetical 10% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $4.1 million and $7.6 million for the three and six months ended June 30, 2021, respectively. We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel but due to our dynamic pricing we do have the ability to raise our prices on those flights priced that way. In addition, our agreements allow us to potentially bill customers a fuel price surcharge.